UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 22, 2005

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

and

Section 2 - Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 22, 2005, PPL Energy Supply, LLC (“PPL Energy Supply”) entered into (i) an $800 million Amended and Restated Five-Year Credit Agreement with Wachovia Bank, National Association, as Administrative Agent and an Issuing Lender, and the other Lenders party thereto from time to time (the “$800 million Credit Agreement”), and (ii) a $600 million Five-Year Credit Agreement with Wachovia Bank, National Association, as Administrative Agent and an Issuing Lender, and the other Lenders party thereto from time to time (the “$600 million Credit Agreement,” and together with the $800 million Credit Agreement, the “Credit Agreements”). Immediately prior to the effectiveness of the amendment and restatement of the $800 million Credit Agreement, the term of the credit facility, which was due to expire in 2009,  had been extended by one year to 2010. The $600 million Credit Agreement replaced PPL Energy Supply’s $300 million three-year credit facility that was due to expire in 2006.

The Credit Agreements allow for borrowings at LIBOR-based rates plus a spread, depending upon PPL Energy Supply’s senior unsecured long-term debt rating. The primary purpose of the credit facilities is to serve as credit backstops for PPL Energy Supply’s commercial paper program. In addition, PPL Energy Supply may request the lenders under the Credit Agreements to issue letters of credit for general corporate purposes, which issuances reduce available borrowing capacity. PPL Energy Supply will pay customary commitment and letter of credit issuance fees under the Credit Agreements.

The Credit Agreements contain a financial covenant requiring PPL Energy Supply’s debt to total capitalization to not exceed 65% (as calculated pursuant to the Credit Agreements), and various other covenants that are standard for similar credit agreements. Failure to meet the covenants beyond applicable grace periods and certain other events, including a change of control (as defined in the Credit Agreements), could result in acceleration of due dates of any borrowings and/or termination of the Credit Agreements. The Credit Agreements also contain certain standard representations and warranties that must be made for PPL Energy Supply to borrow or to cause the lenders to issue letters of credit.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL ENERGY SUPPLY, LLC

By:	/s/ Paul A. Farr Paul A. Farr Vice President and Controller

Dated: June 22, 2005